CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,137,100	$114.51

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

February 2016 Pricing Supplement No. 332 Registration Statement No. 333-190038 Dated February 12, 2016 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Jump Securities Based on the Value of the EURO STOXX 50® Index due February 15, 2018

Principal at Risk Securities

Unlike conventional debt securities, the Jump Securities (the “securities”) will pay no interest and do not guarantee any return of principal at maturity. If the final underlier value is greater than or equal to the initial underlier value, at maturity investors will receive the stated principal amount of their investment plus a percentage return equal to the fixed percentage of 28.75%. However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving a return equal to the fixed percentage if the underlier appreciates at all. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the fixed percentage and you will not participate in any appreciation in the value of the underlier above the fixed percentage, which may be significant. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 3 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus addendum.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset:	EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”) (the “underlier”)
Aggregate principal amount:	$1,137,100
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date:	February 12, 2016
Original issue date:	February 18, 2016
Valuation date†:	February 12, 2018, subject to postponement
Maturity date†:	February 15, 2018, subject to postponement
Interest:	None
Payment at maturity (per security):

▪ If the final underlier value is greater than or equal to the initial underlier value:

$10 + ($10 × fixed percentage)

▪ If the final underlier value is less than the initial underlier value:

$10 × underlier performance factor

This amount will be less than the stated principal amount of $10 and could be zero.

Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	By acquiring the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page 3 of this document.
Fixed percentage:	28.75%
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	2,756.16, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
Closing level:	On any scheduled trading day, the closing level of the underlier as published with respect to the regular weekday close of trading on that scheduled trading day as displayed on the Bloomberg Professional® service (“Bloomberg”) page as set forth under “Underlier” above or any successor page on Bloomberg or any successor service, as applicable. In certain circumstances, the closing level will be based on the alternate calculation of the underlier described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.
CUSIP/ISIN:	06744K202 / US06744K2024
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$1,137,100.00	$1,137,100.00	$28,427.50	$1,108,672.50
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $9.606 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 2 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

† The maturity date and valuation date are subject to postponement. See “Additional Information about the Securities—Additional provisions—Postponement of maturity date,” “Additional Information about the Securities—Additional provisions—Postponement of valuation date” and “Additional Information about the Securities—Additional provisions—Market disruption events and adjustments.”

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8 of this document, on page S-6 of the prospectus supplement, on page PA-1 of the prospectus addendum and on page IS-2 of the index supplement. You should read this document together with the related prospectus, prospectus supplement, prospectus addendum and index supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Prospectus Addendum dated February 3, 2015	Index Supplement dated July 19, 2013

Barclays Capital Inc.

Jump Securities Based on the Value of the EURO STOXX 50® Index due February 15, 2018

Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Prospectus addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Index supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise

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the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 8 of this document.

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

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Investment Summary

Jump Securities

Principal at Risk Securities

The Jump Securities based on the Value of the EURO STOXX 50® Index due February 15, 2018 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlier that provides for the potential of a fixed percentage return if the underlier appreciates at all (or remains flat) in lieu of full participation in any appreciation of the underlier above the fixed percentage

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

Any positive return on the securities will be limited to the fixed percentage and you will not participate in any appreciation in the value of the underlier above the fixed percentage, which may be significant. If the final underlier value is less than the initial underlier value, the securities are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 2 years
Fixed percentage:	28.75%
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities offer a fixed positive return equal to the fixed percentage if the final underlier value is greater than or equal to the initial underlier value. However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the fixed percentage and you will not participate in any appreciation in the value of the underlier above the fixed percentage, which may be significant.

Upside Scenario

The final underlier value is greater than or equal to the initial underlier value.  In this case, at maturity, the securities pay the stated principal amount of $10 plus a percentage return equal to the fixed percentage of 28.75%.

Downside Scenario	The final underlier value is less than the initial underlier value. In this case, at maturity, the securities pay less than the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the final underlier value from the initial underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the securities will pay $4.50 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, investors could lose their entire investment in the securities.

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How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Fixed percentage:	28.75%
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

Jump Securities Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than or equal to the initial underlier value, at maturity investors will receive the $10 stated principal amount plus a percentage return equal to the fixed percentage.

▪	If the underlier appreciates by 10%, at maturity investors would receive a return equal to the fixed percentage of 28.75%, or $12.875 per security.

▪	If the underlier appreciates by 50%, at maturity investors would receive a return equal to the fixed percentage of 28.75%, or $12.875 per security, even though the underlier has appreciated by more than the fixed percentage.

▪	Downside Scenario. If the final underlier value is less than the initial underlier value, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the securities.

▪	For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $5.000 per security at maturity, or 50% of the stated principal amount.

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What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00 and reflect the fixed percentage of 28.75%. The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “EURO STOXX 50® Index Overview” below for recent actual values of the underlier. The actual initial underlier value is set forth on the cover of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Final Underlier Value	Underlier Appreciation / Depreciation	Underlier Performance Factor	Payment at Maturity	Total Return on Securities
170.00	70.00%	N/A	$12.875	28.75%
160.00	60.00%	N/A	$12.875	28.75%
150.00	50.00%	N/A	$12.875	28.75%
140.00	40.00%	N/A	$12.875	28.75%
130.00	30.00%	N/A	$12.875	28.75%
128.75	28.75%	N/A	$12.875	28.75%
120.00	20.00%	N/A	$12.875	28.75%
110.00	10.00%	N/A	$12.875	28.75%
105.00	5.00%	N/A	$12.875	28.75%
102.50	2.50%	N/A	$12.875	28.75%
101.00	1.00%	N/A	$12.875	28.75%
100.00	0.00%	N/A	$12.875	28.75%
95.00	-5.00%	95.00%	$9.500	-5.00%
90.00	-10.00%	90.00%	$9.000	-10.00%
80.00	-20.00%	80.00%	$8.000	-20.00%
70.00	-30.00%	70.00%	$7.000	-30.00%
60.00	-40.00%	60.00%	$6.000	-40.00%
50.00	-50.00%	50.00%	$5.000	-50.00%
40.00	-60.00%	40.00%	$4.000	-60.00%
30.00	-70.00%	30.00%	$3.000	-70.00%
20.00	-80.00%	20.00%	$2.000	-80.00%
10.00	-90.00%	10.00%	$1.000	-90.00%
0.00	-100.00%	0.00%	$0.000	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 150.00, an increase of 50.00%

Because the final underlier value is greater than or equal to the initial underlier value, the payment at maturity is equal to $12.875 per security, calculated as follows:

$10 + ($10 × fixed percentage)

$10 + ($10 × 28.75%) = $12.875

Even though the underlier appreciated by 50.00% from its initial underlier value to its final underlier value in this example, your return is limited to the fixed percentage of 28.75%. The total return on the securities is 28.75%, which is equal to the fixed percentage.

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Example 2: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 110.00, an increase of 10.00%

Because the final underlier value is greater than or equal to the initial underlier value, the payment at maturity is equal to $12.875 per security, calculated as follows:

$10 + ($10 × fixed percentage)

$10 + ($10 × 28.75%) = $12.875

The total return on the securities is 28.75%, which is equal to the fixed percentage.

Example 3: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 50.00, a decrease of 50.00%

Because the final underlier value is less than the initial underlier value and the underlier performance factor is 50%, the payment at maturity is equal to $5.000 per $10 security, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × (50.00 / 100.00) = $5.000

The total return on the securities is -50.00%.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any of the securities composing the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

o	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

o	“Risk Factors—Under the terms of the notes, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” (in the accompanying prospectus addendum).

▪	The securities do not pay interest or guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. If the final underlier value is less than the initial underlier value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the final underlier value from the initial underlier value. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire initial investment in the securities.

▪	The potential return on the securities is limited to the fixed percentage. Any positive return on your securities will not exceed the fixed percentage, regardless of the appreciation in the value of the underlier, which may be significant. If the underlier has appreciated since the pricing date by more than the fixed percentage, you will receive a lower return on the securities than you would have received if you had invested directly in the underlier.

▪	The fixed percentage provides an enhanced return only for a limited range of positive performance of the underlier. The fixed percentage enhances returns only when the final underlier value is greater than or equal to the initial underlier value and the underlier has not appreciated by more than the fixed percentage. Accordingly, if the underlier depreciates or if the underlier appreciates by more than the fixed percentage from the pricing date to the valuation date, the fixed percentage will not enhance the return on the securities.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than

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the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. Accordingly, your rights as a holder of the securities are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this document and the risk factors in the accompanying prospectus addendum for more information.

▪	Investing in the securities is not equivalent to investing in the underlier. Investing in the securities is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial underlier value, will determine the final underlier value and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payment to you at maturity.

▪	Suitability of the securities for investment. You should reach a decision to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in this document, the prospectus addendum, prospectus supplement and the prospectus. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

▪	The payment at maturity on the securities is not based on the value of the underlier at any time other than the valuation date. The payment at maturity is not based on the value of the underlier at any time other than on the valuation date and will be based solely on the final underlier value as compared to the initial underlier value. Therefore, the payment at maturity, if any, that you will receive for your securities may be significantly less than if the payment at maturity were linked to the value of the underlier at any time other than the valuation date.

▪	The securities do not provide direct exposure to fluctuations in foreign exchange rates. The value of the securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the underlier are denominated, although any currency fluctuations could affect the performance of the underlier. Therefore, if any applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your payment at maturity.

▪	There are risks associated with investments in securities, such as the securities, linked to the value of non-U.S. equity securities. The equity securities composing the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

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▪	Adjustments to the underlier could adversely affect the value of the securities. The underlier publisher may discontinue or suspend calculation or publication of the underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	exchange rates of the U.S. dollar relative to the currencies in which the securities composing the underlier trade;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “EURO STOXX 50® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

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▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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EURO STOXX 50® Index Overview

The underlier is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The underlier provides a blue-chip representation of supersector leaders in the Eurozone. The underlier represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the underlier was introduced on February 26, 1998, with a base value of 1,000 as of December 31, 1991. The information on the underlier provided in this document should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

 Information about the underlier as of market close on February 12, 2016:

Bloomberg Ticker Symbol:	SX5E	52 Week High:	3,828.78
Current Closing Level:	2,756.16	52 Week Low:	2,680.35
52 Weeks Ago (2/13/2015):	3,447.59

The following table sets forth the published high, low and period-end closing levels of the underlier for each quarter for the period of January 3, 2011 through February 12, 2016. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on February 12, 2016 was 2,756.16. We obtained the closing levels below from Bloomberg, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.

EURO STOXX 50® Index	High	Low	Period End
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter (through February 12, 2016)	3,178.01	2,680.35	2,756.16

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Underlier Historical Performance— January 3, 2011 to February 12, 2016

Past performance is not indicative of future results.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Postponement of maturity date:	The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date. See “Terms of the Notes — Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.
Postponement of valuation date:	The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date.
 See “Market disruption events and adjustments” below.
Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.
Market disruption events and adjustments:

The calculation agent may adjust any variable described in this document, including but not limited to the maturity date, the valuation date, the initial underlier value and the final underlier value (and any combination thereof) as described in the following sections of the accompanying prospectus supplement:

•      For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•      For a description of further adjustments that may affect the underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices.”

Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences

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of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on your securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-114 in the accompanying prospectus supplement.
Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 26, 2015, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 26, 2015, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 26, 2015, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

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